Schedule for computation of Yield Calculation

Georgia Municipal Cash Trust

This example illustrates the yield
quotation for the seven-day period ended:               31-Oct-95

Value of a hypothetical pre-existing
    account with exactly                              $1.000000000
    one share at the beginning of the base period

Value of same account (excluding capital
    changes) at end                                    $1.000732173
    of the seven-day base period*

Net change in account value

Base Period Return:
     Net change in account value divided by the
     beginning account value                            $0.000732173
     ($ .000732173 / $1.000000000)

Annualized Current Net Yield  ( .000732173 x 365/7)

Effective Yield **  (.000732173 + 1 ) ^ (365/7) - 1

* This value includes the value of additional shares purchased with dividends from the original share, and dividends declared on both the original share and any such additional shares.
** This value may change to include shares purchased with dividends reinvested on a less frequent basis.

Tax Equivalent Yield (Assumes individual does not itemize on Federal Return)

100% minus the Federal and Georgia taxable %'s  (100% - 28% - 6% = 66%)